Exhibit 5.1

February 23, 2021

Sixth Street Specialty Lending, Inc.

2100 McKinney Avenue, Suite 1500

Dallas, TX 75201

Ladies and Gentlemen:

We have acted as counsel to Sixth Street Specialty Lending, Inc., a Delaware corporation (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form N-2 (No. 333-231271) of 4,000,000 of the Company’s shares of common stock, par value $0.01 per share (the “Securities”). Such registration statement, as amended as of its most recent effective date (February 18, 2021), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein, is herein called the “Registration Statement;” the related prospectus dated May 7, 2019, included in the Registration Statement filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act, is herein called the “Base Prospectus;” the preliminary prospectus supplement dated February 18, 2021, as filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act, is herein called the “Preliminary Prospectus Supplement;” and the related prospectus supplement dated February 18, 2021, as filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act, is herein called the “Final Prospectus Supplement.” The Base Prospectus and the Preliminary Prospectus Supplement together are herein called the “Pricing Prospectus,” and the Base Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus.”

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)

an executed copy of the Underwriting Agreement dated February 18, 2021 among the Company, Sixth Street Specialty Lending Advisers, LLC, a Delaware limited liability company registered as an investment adviser, and the several underwriters named in Schedule 1 thereto;

Sixth Street Specialty Lending, Inc., p. 2

(b)	the Registration Statement; (c) the Pricing Prospectus; (d) the Final Prospectus;

(e)	a certificate of American Stock Transfer & Trust Company, LLC, as registrar and transfer agent for the Securities, certifying due issuance and registration of the Securities;

(f)

copies of the Company’s Amended and Restated Certificate of Incorporation and Certificate of Amendment to the Amended and Restated Certificate of Incorporation, each certified by the Secretary of State of the State of Delaware, and the Company’s Amended and Restated Bylaws, certified by the Secretary of the Company.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities have been validly issued by the Company and are fully paid and nonassessable.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except no such assumption is made as to the Company regarding matters of the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the Final Prospectus under the headings “Legal Matters” as counsel for the Company that has passed on the validity of the Securities, and to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated February 23, 2021. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sixth Street Specialty Lending, Inc., p. 3

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Adam E. Fleisher
Adam E. Fleisher, a Partner